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                                                                     EXHIBIT 2.2

                             SECURED PROMISSORY NOTE


$2,600,000.00                                                  January 16, 1997

         FOR VALUE RECEIVED, the undersigned ("BORROWER"), promises to pay to the order of MATTISON TECHNOLOGIES, INC. (a/k/a Mattison Machine Works, Inc.), an Illinois corporation at its offices located at 545 Blackhawk Park Avenue, Rockford, Illinois 61110 (the "LENDER"), or at such other place as the holder hereof may from time to time designate in writing (the "PAYMENT ADDRESS"), the principal sum of TWO MILLION SIX HUNDRED THOUSAND AND 00/100 DOLLARS ($2,600,000) (the "PRINCIPAL BALANCE"), with interest as set forth herein at the rate of Ten and 00/100 percent (10.00%) per annum until this Secured Promissory Note (the "NOTE") is fully paid. The interest rate shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days in each period for which interest is charged.

         This Note is secured by that certain Security Agreement dated of even date herewith (the "SECURITY AGREEMENT").

         Reference is made to that certain Asset Purchase Agreement dated December 18, 1996, between Borrower and Lender (the "PURCHASE AGREEMENT"). This
Note is the Promissory Note delivered pursuant to paragraph 3(a)(ii) of the Purchase Agreement. The Principal Balance and interest hereunder shall be due and payable as follows:

         (1) The Principal Balance includes the sum of ONE MILLION SIX HUNDRED THOUSAND and 00/100 DOLLARS ($1,600,000.00) which represents that portion of the purchase price paid by the Borrower under the Purchase Agreement attributable to the Accounts Receivable purchased by Borrower thereunder on the date hereof (the "PURCHASED RECEIVABLES") after deduction for the credit given pursuant to paragraph 3(b) of the Purchase Agreement (the "ACCOUNTS RECEIVABLE BALANCE");

         (2) Interest on the Principal Balance from the date of this Note through January 31, 1997, shall be due and payable on March 1, 1997;

         (3) Thereafter, interest on the Principal Balance shall be due and payable on April 1, 1997, and on the first day of each month thereafter until the entire outstanding Principal Balance of the Note is paid in full;

         (4) Principal payments on the Accounts Receivable Balance (the "RECEIVABLE COLLECTION PAYMENTS") in an amount equal to the dollar amount of payments actually received by Borrower in good funds during the preceding calendar month in payment or satisfaction of the Purchased Receivables shall be due and payable commencing on the 15th day of February, 1997, and on the 15th day of each month thereafter;



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         (5)      The Account Receivable Balance after deduction for the
                  aggregate amount of all Receivable Collection Payments previously made by Borrower shall be due and payable in full on May 7, 1997; and

         (6) The remaining outstanding Principal Balance, together with interest thereon, shall be due and payable in full on January 7, 1998 (the "ANNIVERSARY DATE");

provided, however, that if not sooner paid, the entire amount of unpaid interest and principal and any other sums payable hereunder shall be due and payable in full on the Anniversary Date.

         The Borrower promises to pay the Principal Balance and interest and all reasonable costs of collection (collectively the "LOAN INDEBTEDNESS") including reasonable attorneys' fees and costs incurred by the Lender to (1) collect the Loan Indebtedness due hereunder from any party liable for the payment of the Loan Indebtedness whether as maker, endorser, guarantor, surety or otherwise (the "PARTIES"), (2) enforce, foreclose and realize its rights under this Note or any other documents now or hereafter evidencing or securing the Loan Indebtedness (collectively referred to herein as the "LOAN DOCUMENTS"), and (3) defend and protect the validity of the Loan Documents in connection with any litigation or controversy arising from the Loan Documents. Said costs, expenses and attorneys' fees enumerated above shall expressly include those as may be reasonably incurred by the Lender to collect the Loan indebtedness due hereunder from any of the Parties after judgment in favor of the Lender by any court of competent jurisdiction including those incurred by the Lender to foreclose any judgment lien, or to realize upon any collateral or to otherwise obtain payment and satisfaction of any such judgment from any of the Parties.

         The Loan indebtedness may be prepaid in full or in part without premium at any time. Any partial prepayments shall be accompanied by payment of all accrued interest, if any, thereon. Excluding only the Receivable Collection Payments made on a timely basis hereunder, any payment hereunder, including any prepayment, shall be applied first to any and all costs, expenses and attorneys' fees enumerated above, then to the payment of accrued and unpaid interest and the balance on account of the unpaid Principal Balance of this Note.

         Notwithstanding any other provision of this Note, Borrower shall have the right to set off (the "SET-OFf") against any payment due or to become due under this Note (other than payments due against the Accounts Receivable Balance, for which there shall be no rights of Set-off) the amount (the "SET-OFF AMOUNT") of any claim, loss, liability, cost and expense (including attorneys'
fees) incurred by Borrower directly or indirectly (collectively, the "SET-OFF CLAIM") relating to, resulting from, or arising out of:

         (1) Any material untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement of Lender contained in the Purchase Agreement, the Seller's Closing Certificate of even date herewith and the Accounts Receivable Certificate and Agreement of even date herewith;



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         (2)      Any tax liability of the Lender not previously paid;

         (3) Any cost, expense or liability incurred by Borrower in connection with any pollution of the solid or ground water of, or originating from, any parcel of real property owned, leased or used by Lender which exists on the date of this Note;

         (4) Any cost, expense or liability resulting from any and all products liability actions, suits, proceedings assessments, judgments, claims, costs and expenses, including, without limitation, legal fees and expenses incidental to any of the foregoing which arise out of or are based on facts in existence prior to the consummation of the transfer of the Assets (as defined in the Purchase Agreement) from the Lender to the Borrower pursuant to the Purchase Agreement (the "CLOSING"). The phrase "products liability" shall include any and all claims, whether based on strict liability, negligence or warranty, by any party alleging the sale, transfer or delivery by the Lender of any product in a defective or dangerous condition which results in harm or injury to any user, any person with whom the Lender has dealt or others, whether such harm or injury is personal injury, property damage or economic loss;

         (5) any liability or cost incurred by Borrower for refunds to customers because or returned goods or warranty claims in connection with goods sold by Lender; and

         (6) Any other obligation or liability of Lender, whether arising before or after the Closing.

At the time of the payment due or to become due under this Note against which any Set-off is claimed to apply, Borrower shall give written notices to Lender at the Payment Address setting forth (1) the Set-off Amount, and (2) a brief description of the Set-off Claim giving rise to the Set-off.

         The happening of any of the following events or conditions shall be an event of default (the "EVENT OF DEFAULT") under this Note;

         (1) Failure to make when due any payment of principal or interest or any sum due hereunder when the same shall be due and payable (including any failure as a result of a set-off against payments due hereunder which is not in accordance, whether in nature or amount, with the Set-off rights expressly provided for above) and the expiration of ten (10) days thereafter;

         (2) Dissolution of, termination of existence or insolvency of, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, the Borrower;

         (3) The occurrence of any of the Events of Default as defined in the Security Agreement; or


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         (4)      If any representation or warranty of Borrower contained in the
                  Purchase Agreement or Buyer's Closing Certificate of even date herewith was untrue as of the date hereof in any material respect.

Upon the happening of any Event of Default specified above, the whole of Loan Indebtedness, shall, at the option of the holder of this Note, immediately become due and payable automatically, and without presentment, demand, protest, notice of protest, or other notice or notice of dishonor of any kind, all of which are hereby expressly waived by the Borrower.

         Any check, draft or money order remitted in settlement of this Note may be handled for collection in accordance with the practice of the collecting bank or banks, and shall not be deemed payment until and unless good funds are actually received by or credited to the Lender.

         This Note shall be governed by and construed in accordance with the laws of the State of Illinois without giving affect to its conflicts of laws principles. Borrower and Lender acknowledge and agree that the Bankruptcy Court as defined in the Purchase Agreement shall have exclusive jurisdiction to enforce each and every term of this Note, including but not limited to hearing and determining any and all Set-off Claims or any or all other claims or disputes among the parties hereto arising hereunder or arising as a result of any claimed breach of the Purchase Agreement. All references to the "Lender," the "Borrower" or the "Parties" shall apply to their respective heirs, successors and assigns.

         The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

         If any term, clause or provision hereof shall be adjudged to be invalid, the validity of the remainder shall not be affected thereby and each such term, clause and provision shall be valid and enforceable to the fullest extent permitted by law.


                              DeVLIEG-BULLARD, INC.



                              By: /s/ L. M. Murray
                                 -------------------------------------------
                                  Lawrence M. Murray
                                  Vice President and Chief Financial Officer
                                  Duly Authorized



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